EXHIBIT 3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
GRANITE CITY FOOD & BREWERY LTD.

The undersigned officer of Granite City Food & Brewery Ltd., a corporation organized and existing under the laws of the state of Minnesota (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is Granite City Food & Brewery Ltd.

SECOND:  In accordance with Section 302A.402 of the Minnesota Business Corporation Act, the board of directors of the Corporation duly adopted a resolution setting forth the proposed amendment to Article 3 of the Articles of Incorporation, as amended, of the Corporation to reflect a one (1) for six (6) share combination of common shares, and directing that such amendment be effected via filing of these Articles of Amendment with the office of the Minnesota Secretary of State.

THIRD:  Article 3, first paragraph, of the Corporation’s Articles of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“ARTICLE 3

Authorized Shares:  The total authorized shares of all classes which the Corporation shall have authority to issue is 25,000,000, consisting of: 10,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred shares”); and 15,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common shares”).

The remainder of Article 3 is unaffected by this Amendment.

FOURTH:  The combination giving rise to the amendment set forth above concerns a one (1) for six (6) combination of the shares of common stock of the Corporation.  Pursuant to a resolution of the Board of Directors of the Corporation effective December 29, 2009, every six (6) shares of common stock of the Corporation, par value $0.01 per share, outstanding on January 13, 2010 (the “Record Date”) will be combined and converted into one (1) share of common stock of the Corporation, par value $0.01 per share.  The authorized shares of the Corporation after this share combination shall be as set forth in the amendment above.  No fractional shares shall be issued as a result of the foregoing share combination, and any holder of common shares of record upon the effective time of such share combination shall be entitled, upon surrender to the Corporation of certificates representing such fractional interests, to receive a cash payment in an amount equal to the product obtained by multiplying the fractional interest by the fair market of a share of common stock on the Record Date as determined by the Board.  As soon as practicable following the Record Date, the Corporation will notify its shareholders of record on the Record Date to transmit outstanding share certificates to the Corporation’s transfer agent and registrar (“Transfer Agent”) and the Corporation will cause the Transfer Agent to issue new certificates representing one share of common stock for every six shares transmitted and held of record on the Record Date and to deliver or mail such certificates to each such holder; and in settlement of fractional interests that may arise as a result of such combination on the Record Date, cause the Transfer Agent to disburse to such holders a cash payment in an amount equal to the product obtained by multiplying the fractional interest by the fair market of a share of common stock on the Record Date as determined by the Board.

FIFTH:  These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any authorized class or series of the Corporation’s shares and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination approved by these Articles of Amendment exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

SIXTH:  These Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, shall be effective at 5:00 PM (Eastern Standard Time) on January 13, 2010.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

December 29, 2009

GRANITE CITY FOOD & BREWERY LTD.

	By:	/s/ James G. Gilbertson
	Name:	James G. Gilbertson
	Title:	Chief Financial Officer